Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2024, relating to the consolidated financial statements of Vornado Realty L.P. and the effectiveness of Vornado Realty L.P.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vornado Realty L.P. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 1, 2024